Exhibit 8.4

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218

[ ], 2016

Hatteras Financial Corp.

110 Oakwood Drive, Suite 340

Winston-Salem, NC 27103

Annaly Capital Management, Inc.

1211 Avenue of the Americas

Suite 2902

New York, New York 10036

Hatteras Financial Corp.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as tax counsel to Hatteras Financial Corp., a Maryland corporation (the “Company”), in connection with (i) the proposed exchange offer and subsequent merger (the “Merger”) of the Company with and into Ridgeback Merger Sub Corporation (“Ridgeback Merger Sub”), a Maryland corporation and “qualified REIT subsidiary” within the meaning of section 856(i)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) of Annaly Capital Management, Inc., a Maryland corporation (“Annaly”), pursuant to the Agreement and Plan of Merger, by and among Annaly, Ridgeback Merger Sub, and the Company, dated as of April 10, 2016 (the “Merger Agreement”) and (ii) the preparation of the Registration Statement on Form S-4 filed by Annaly with the Securities and Exchange Commission, as amended through the date hereof (the “Registration Statement”), with respect to the Merger.  This opinion is being provided to you pursuant to section 7.11(b) of the Merger Agreement.

In giving this opinion letter, we have examined the following:

1.                                      the Company’s Articles of Incorporation, as amended and supplemented through the date hereof;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES

McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON

www.hunton.com

2.                                      the Registration Statement;

3.                                      the Merger Agreement; and

4.                                      such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.             each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.             to the extent the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), speak as to the Company’s intended ownership and operation during its final taxable year, the Company will in fact be owned and operated in accordance with such intent;

3.             Annaly will timely file or cause to be filed a U.S. federal tax return on Internal Revenue Service Form 1120-REIT for the Company for the Company’s final taxable year;

4.             if Annaly discovers that the Company did not satisfy one or more of the REIT income, asset, distribution, or other requirements for any taxable year, or there is a final determination by the Internal Revenue Service (the “Service”) that the Company did not satisfy one of those requirements, Annaly will, to the extent possible, take all actions contemplated or required by sections 856(c)(6), (c)(7), and (g)(5) and 860 of the Code, as the case may be, in order to maintain the Company’s status as a REIT for such year and all succeeding years through the Company’s final taxable year;

5.             the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and

6.             no action will be taken by the Company or Annaly after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinion rendered below, we also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificate.  Where the factual representations in the Officer’s Certificate involve terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Service, or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.  We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate.

Based solely on the documents and assumptions set forth above, and the representations and covenants set forth in the Officer’s Certificate, we are of the opinion that at all times since its short taxable year ended December 31, 2007, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and the Company’s organization and current and proposed method of operation will enable the Company to continue to be organized and operated in conformity with the requirements for qualification as a REIT under the Code through the date of the expiration of the offer (as defined in the Merger Agreement), determined as if the Company’s taxable year ended as of the date of the expiration of the Offer.

We will not review on a continuing basis the Company’s or Annaly’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate.  In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.  Moreover, we note that, although we previously represented the underwriters in the Company’s stock offerings, we did not represent the Company prior to February 15, 2012.

The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions.  The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  Additional issues may exist that could affect the federal tax treatment of the transaction that is the subject of the opinion, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues.  We undertake no obligation to update the opinion expressed herein after the date of this letter.  This opinion letter speaks only as of the date hereof.  Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.4 to the Registration Statement and to the references therein to us.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,